United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Form 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                        Commission File Number: 000-02604

                           General Binding Corporation
               ---------------------------------------------------
             (Exact name of registrant as specified in its charter)


                                  One GBC Plaza
                           Northbrook, Illinois 60062
                                 (847) 272-3700
               ---------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Common Stock, par value $0.125 per share
              ----------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      NONE
              ----------------------------------------------------
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  |X|               Rule 12h-3(b)(1)(i)  |_|
         Rule 12g-4(a)(1)(ii) |_|               Rule 12h-3(b)(1)(ii) |_|
         Rule 12g-4(a)(2)(i)  |_|               Rule 12h-3(b)(2)(i)  |_|
         Rule 12g-4(a)(2)(ii) |_|               Rule 12h-3(b)(2)(ii) |_|
                                                Rule 15d-6           |_|

    Approximate number of holders of record as of the certification or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, General Binding Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: August 17, 2005                         GENERAL BINDING CORPORATION


                                              BY: /s/ Steven Rubin
                                                  ----------------------------
                                                 Steven Rubin
                                                 Vice President, Secretary and
                                                 General Counsel